UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2014

American Housing REIT Inc.
 (Exact name of registrant as specified in its charter)

Maryland	333-170828	27-1662812
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Blake Street, Suite 310, Denver CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 894-7971

24/F, Wyndham Place, 40-44 Wyndham Street, Central, Hong Kong
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

In November and December of 2013 and in January, February, and March, 2014, American Housing REIT Inc. (f/k/a Ontarget360 Group, Inc.) (“we”, “us”, “our”) borrowed an aggregate of $7,255,649 (the “HFE Loan”) from Heng Fai Enterprises, Ltd., a substantial shareholder of our company (“Heng Fai”).  We have used $6,100,435 of the HFE Loan to acquire single family homes and for corporate operations leaving a balance of $1,155,214 currently held in escrow for future acquisitions and other general corporate purposes.  The HFE Loan is unsecured, due on demand, and bears no interest.  On April 14, 2014 we agreed with Heng Fai to convert $3,050,218 of the HFE Loan and issue an unsecured promissory note bearing interest at the rate of 4.0% per annum effective as of January 1, 2014, payable on demand, but no later than March 1, 2019, and treat $3,050,217 of the HFE Loan as a contribution to our capital and agreed to issue 37,633,775 shares of our unregistered common stock to Heng Fai at a conversion price of $0.08105 per share.  As we use additional amounts of the HFE Loan in the future for acquisitions or working capital purposes, such amounts will be treated one-half as a loan and one-half as a contribution to our capital on the same terms as the April 14, 2014 conversion discussed above.  Shares of our unregistered common stock issued to Heng Fai as a result of these conversions will be subject to customary anti-dilution rights in the event of stock splits, stock dividends and similar corporate events.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Master Funding Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Housing REIT Inc.
Date: April 16, 2014	By: /s/ Conn Flanigan
Conn Flanigan, Secretary